EXHIBIT 12

HARTFORD LIFE, INC. AND SUBSIDIARIES

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(In millions)	2001	2000	1999	1998	1997

Earnings	$765	$788	$686	$585	$480

Add:

Fixed charges

Interest expense	104	66	67	58	58

Interest factor attributable to rentals	11	12	11	10	9

Total fixed charges	115	78	78	68	67

Interest credited to contractholders	1,260	1,124	1,197	1,475	1,180

Total fixed charges including interest

credited to contractholders	1,375	1,202	1,275	1,543	1,247

Earnings, as defined	880	866	764	653	547

Earnings, as defined, including interest

credited to contractholders	2,140	1,990	1,961	2,128	1,727

Fixed charges

Fixed charges above	115	78	78	68	67

Dividends on subsidiary preferred stock	–	–	–	–	–

Total fixed charges and preferred dividend

requirements	115	78	78	68	67

Total fixed charges, interest credited to

contractholders and preferred dividend

requirements	$1,375	$1,202	$1,275	$1,543	$1,247

Ratios

Earnings, as defined, to total fixed charges	7.7	11.1	9.8	9.6	8.2

Earnings, as defined, to total fixed

charges and preferred dividend requirements	7.7	11.1	9.8	9.6	8.2

Earnings, as defined, including interest

credited to contractholders, to total fixed

charges including interest credited to

contractholders	1.6	1.7	1.5	1.4	1.4

Earnings, as defined, including interest

credited to contractholders, to total fixed

charges including interest credited to

contractholders and preferred dividend

requirements	1.6	1.7	1.5	1.4	1.4